

2017

1st Quarter Report

FIRST GUARANTY BANCSHARES, INC.

www.fgb.net

A Message to Our Shareholders

Dear Shareholders,

The first quarter of 2017 brought to First Guaranty Bancshares, Inc. increasing earnings, its 95th consecutive quarterly dividend to shareholders, and a strong move into the nearby, booming Dallas/Fort Worth Texas market area. These factors continued the enhancement of shareholder value and the building of a fortress balance sheet.

Net income available to common shareholders for the period ending March 31, 2017 increased to $3,251,000 compared to $3,151,000 for the same period of 2016. This increase was net of $281,000 in pre-tax expenses related to the pending acquisition/merger with Premier Bancshares, Inc./Synergy Bank headquartered in McKinney, Texas and $26,000 in pre-tax expenses related to the August 2016 flood in South Louisiana. This earnings growth was driven by strong loan production as the loan portfolio increased to a total of $994,439,000 as of March 31, 2017 from $948,921,000 as of December 31, 2016, a growth, for the quarter, of 4.8%. Loan interest income for the quarter totaled $12,200,000 compared to $10,801,000 for the quarter ending March 31, 2016. The net interest margin rose to 3.35% for the first quarter 2017 compared to 3.30% for the first quarter of 2016.

The strong income resulted in an increase in retained earnings to $61,189,000 as of March 31, 2017 compared to $59,155,000 as of December 31, 2016 and $51,866,000 as of March 31, 2016. Year over year, retained earnings increased by $9,323,000 or 18.0%. This increase, combined with the 95th consecutive quarterly dividend, represent ongoing enhancement of shareholder value.

Progress also continues on the non-financial side as First Guaranty has entered into an agreement with Premier Bancshares, Inc. to acquire and merge with Premier and its wholly owned subsidiary bank. Synergy Bank is headquartered in McKinney, Texas with branches in Garland, Denton, Northeast Fort Worth, and Waco. This combination will benefit First Guaranty in two ways.

First, Synergy has a strong SBA Lending Program. First Guaranty has not included SBA Lending in its portfolio as it lacked the expertise to properly manage and service SBA loans. With this acquisition, First Guaranty will use Synergy's SBA expertise to not only increase SBA lending in Synergy's market, but also to spread SBA lending throughout First Guaranty's existing loan market. This will be a great enhancement of First Guaranty Bank's Lending strength.

The other positive aspect is that it will get First Guaranty into the very strong and prosperous Dallas/Fort Worth market. All of the areas in which Synergy has branches are rapidly growing and prosperous. A great indication of the opportunity presented is the fact that Garland, Texas, a suburb of Dallas, with the population of approximately 240,000 would be the third largest city in Louisiana.

Progress continues. It is our aim to continue to strengthen First Guaranty Bancshares, Inc. and to continue to enhance shareholder value.

Sincerely,

Alton B. Lewis
Chief Executive Officer/President
First Guaranty Bancshares, Inc.

NASDAQ Symbol: FGBI

We're Social

Statements of Condition

(in thousands, except share data)

	March 31, 2017 *(unaudited)*	March 31, 2016
Assets		
Cash and cash equivalents:		
Cash and due from banks	$17,802	$25,600
Federal funds sold	291	221
Cash and cash equivalents	18,093	25,821
Interest-earning time deposits with banks	-	747
Investment securities:		
Available for sale, at fair value	425,994	407,513
Held to maturity, at cost (estimated fair value of $97,100 and $149,834 respectively)	98,847	149,243
Investment securities	524,841	556,756
Federal Home Loan Bank stock, at cost	1,819	1,304
Loans, net of unearned income	994,439	854,776
Less: allowance for loan losses	11,647	9,415
Net loans	982,792	845,361
Premises and equipment, net	25,156	21,741
Goodwill	1,999	1,999
Intangible assets, net	974	1,310
Other real estate, net	239	1,226
Accrued interest receivable	6,954	6,325
Other assets	9,464	6,407
Total Assets	$1,572,331	$1,468,997
Liabilities and Stockholders' Equity		
Deposits:		
Noninterest-bearing demand	$234,469	$221,897
Interest-bearing demand	545,619	417,890
Savings	100,256	86,312
Time	521,924	574,628
Total deposits	1,402,268	1,300,727
Short-term borrowings	2,000	-
Accrued interest payable	1,962	2,282
Senior long-term debt	21,326	25,051
Junior subordinated debentures	14,638	14,605
Other liabilities	3,232	3,029
Total Liabilities	1,445,426	1,345,694
Shareholders' Equity		
Common stock:		
$1 par value - authorized 100,600,000 shares; issued 7,609,194 shares	7,609	7,609
Surplus	61,584	61,584
Retained earnings	61,189	51,866
Accumulated other comprehensive income (loss)	(3,477)	2,244
Total Shareholders' Equity	126,905	123,303
Total Liabilities and Shareholders' Equity	$1,572,331	$1,468,997

Statements of Income

(in thousands, except share, per share data and percentages)

	For the Three Month Periods Ended March 31, 2017	2016
	(unaudited)	
Interest Income:		
Loans (including fees)	$12,200	$10,801
Deposits with other banks	19	30
Securities (including FHLB stock)	3,403	3,589
Total Interest Income	15,622	14,420
Interest Expense:		
Demand deposits	1,082	614
Savings deposits	36	18
Time deposits	1,444	1,564
Borrowings	366	392
Total Interest Expense	2,928	2,588
Net Interest Income	12,694	11,832
Less: Provision for loan losses	711	843
Net Interest Income after Provision for Loan Losses	11,983	10,989
Noninterest Income:		
Service charges, commissions and fees	562	657
ATM and debit card fees	474	444
Net gains on securities	530	354
Net gains on sale of loans	5	-
Other	385	379
Total Noninterest Income	1,956	1,834
Noninterest Expense:		
Salaries and employee benefits	4,826	4,097
Occupancy and equipment expense	1,031	972
Other	3,137	3,030
Total Noninterest Expense	8,994	8,099
Income Before Income Taxes	4,945	4,724
Less: Provision for income taxes	1,694	1,573
Net Income	$3,251	$3,151
Per Common Share:		
Earnings	$0.43	$0.41
Cash dividends paid	$0.16	$0.16
Book Value Per Common Share:	$16.68	$16.20
Weighted Average Common Shares Outstanding	7,609,194	7,609,194
Return on Average Assets	0.84%	0.86%
Return on Average Common Equity	10.45%	10.46%

Banking Center Locations

Full-Service Banking Centers

South Louisiana

Abbeville Banking Center
Amite Banking Center
Denham Springs
  Banking Center
Greensburg Banking Center
Hammond Banking Centers:
  First Guaranty Square
  Guaranty West
Independence Banking Center
Jennings Banking Center
Kentwood Banking Center:
  Kentwood
  Kentwood West
Montpelier Banking Center
Ponchatoula Banking Centers:
  Ponchatoula
  Berryland
Walker Banking Center
Watson Banking Center

North Louisiana

Benton Banking Center
Bossier Banking Center
Dubach Banking Center
Haynesville Banking Center
Homer Banking Center
Oil City Banking Center
Vivian Banking Center

ATM Locations

North Louisiana

Benton
  189 Burt Boulevard
Bossier City *(Coming Soon)*
  4221 Airline Drive
Dubach
  117 East Hico Street
Haynesville
  10065 Highway 79
Homer
  401 North 2nd Street
  (Homer Memorial Hospital)
Oil City
  126 South Highway 1
Vivian
  102 East Louisiana Ave.

ATM Locations

South Louisiana

Abbeville
  799 West Summers Drive
Amite
  100 East Oak Street
  1014 West Oak Street
Denham Springs
  2231 South Range Avenue
Greensburg
  6151 Highway 10
Hammond
  1201 West University Avenue
  2111 West Thomas Street
  400 East Thomas Street
  4 Medical Center Drive
  (North Oaks Medical Center)
  1900 S. Morrison Boulevard
  (North Oaks Rehabilitation Center)
Independence
  455 West Railroad Ave.
Jennings
  500 North Cary
Kentwood
  723 Avenue G
Livingston
  17199 Spring Ranch Road
  (Livingston Parish Medical Ctr.)
Loranger
  19518 Hwy 40
Montpelier
  35651 Highway 16
Ponchatoula
  105 Berryland
  500 West Pine Street
Robert
  22628 Highway 190
Walker
  29815 Walker Rd. S
Watson
  33818 Highway 16

FIRST GUARANTY BANCSHARES, INC.
Member FDIC

FIRST GUARANTY BANCSHARES, INC.
Post Office Box 2009
Hammond, Louisiana 70404-2009